Exhibit 4.16

This is to certify that this document is a true copy of the original, which I have sighted.

Date: 18 April 2012

Signed: /s/ Lee Finniear

Title: CEO

Final

12 March 2012

Metal Storm Limited

Luxinvest Capital Advisors S.A.

Subscription Agreement

Contents

1	Interpretation	1

	1.1 Definitions	1
	1.2 Construction	2
	1.3 Headings	3

2	Conditions	3

	2.1 Obligations under this document are conditional	3
	2.2 Obligations of parties in relation to Conditions	3
	2.3 Notice	4
	2.4 Waiver	4

3	Subscription	4

	3.1 Subscription obligation	4
	3.2 Subscription Shares	4
	3.3 Issue of Subscription Shares	4
	3.4 Termination of obligation of Investor to subscribe for Subscription Shares	5

4	Investor nominee	5

5	Provision of information	5

6	Warranties	6

	6.1 Warranties	6
	6.2 Corporate power and authority	6
	6.3 Official quotation	6
	6.4 Solvency	7

7	Termination	7

	7.1 Right of termination	7
	7.2 Effect of termination	7
	If this document is terminated:	7

8	Acknowledgements by the Investor	8

9	Notices	8

	9.1 General	8
	9.2 How to give a communication	8
	9.3 Particulars for delivery of notices	8
	9.4 Communications by post	9
	9.5 Communications by fax	9
	9.6 After hours communications	10
	9.7 Process service	10

10	General	10

	10.1 Legal costs	10
	10.2 Amendment	10
	10.3 Waiver and exercise of rights	10
	10.4 Rights cumulative	10

10.5	Consents	10
10.6	Further steps	10
10.7	Governing law and jurisdiction	11
10.8	Assignment	11
10.9	Liability	11
10.10	Counterparts	11
10.11	Entire understanding	11
10.12	Relationship of parties	11

Schedule – Conditions		12

page ii

Date

Parties

Metal Storm Limited ACN 064 270 006 of 29 Sudbury Street, Darra, Queensland 4076 Australia (Company)

Luxinvest Capital Advisors S.A. of 2 rue Wilson, L-2732, Luxembourg, Grand Duchy of Luxembourg (Investor)

Background

A	The Company has agreed to issue the Subscription Shares to the Investor and the Investor has agreed to subscribe for the Subscription Shares on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

ASX means ASX Limited or the securities market operated by it, as the context requires.

ASX Listing Rules means the listing rules of ASX as amended or waived from time to time.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Brisbane, Queensland, Australia.

Completion means First Tranche Completion and Second Tranche Completion, or any of them as the context requires.

Conditions means the conditions set out in the schedule.

Corporations Act means the Corporations Act 2001 (Cth).

First Tranche Completion means completion of the subscription for the First Tranche Shares under clause 3.2.

First Tranche Completion Date means the date that is two Business Days after Condition 1 has been satisfied or waived in respect of the First Tranche Shares.

First Tranche Shares means 437,500,000 Shares.

Second Tranche Completion means completion of the subscription for the Second Tranche Shares under clause 3.2.

Second Tranche Completion Date means the date that is two Business Days after the last of the Conditions have been satisfied or waived in respect of the Second Tranche Shares.

Second Tranche Shares means 5,375,000,000 Shares.

Share means a fully paid ordinary share in the capital of the Company.

Subsidiaries means:

(a)	Metal Storm Inc.;

(b)	ProCam Machine LLC;

(c)	Metal Storm USA Ltd; and

(d)	Digigun LLC,

and Subsidiary means any one of them.

Subscription Shares means 5,812,500,000 Shares, being the aggregate number of Shares the Investor agrees to subscribe for under this document.

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(v)	a right includes a benefit, remedy, discretion or power;

(vi)	time is to local time in Brisbane, Queensland, Australia;

(vii)	“$” or “dollars” is a reference to Australian currency;

(viii)	this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

(ix)	writing includes:

(A)	any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions; and

(B)	words created or stored in any electronic medium and retrievable in perceivable form;

(x)	this document includes all schedules and annexures to it; and

(xi)	a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document;

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day; and

(h)	where time is to be calculated by reference to a day or event, that day or the day of that event is excluded.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Conditions

2.1	Obligations under this document are conditional

(a)	The obligation of the Investor at First Tranche Completion is conditional on and subject to Condition 1 being satisfied or waived.

(b)	The obligation of the Investor at Second Tranche Completion is conditional on and subject to each of the Conditions being satisfied or waived in respect of the Second Tranche Shares.

2.2	Obligations of parties in relation to Conditions

The Company and the Investor must each use their best endeavours to ensure that the Conditions are satisfied as soon as is reasonably practicable after the date of this document.

2.3	Notice

The Company and the Investor each agree to notify each other as soon as they become aware that a Condition has been satisfied, or has, or is likely to become, incapable of being satisfied.

2.4	Waiver

(a)	Condition 1 is for the benefit of the Company only and may be waived by the Company at any time giving notice in writing to the Investor.

(b)	Condition 2 is for the benefit of the Company and the Investor jointly and may only be waived with the written consent of both parties.

3	Subscription

3.1	Subscription obligation

(a)	The Investor agrees to subscribe for the Subscription Shares at an issue price of $0.0008 per Share for a total subscription price of $4,650,000 in the manner set out in this clause 3.

(b)	All payments by the Investor under this clause 3 must be made by bank cheque or telegraphic transfer of cleared funds to an account nominated by the Company, or as otherwise agreed between the Company and the Investor.

3.2	Subscription Shares

The Investor will subscribe for, and the Company will issue, the Subscription Shares in two tranches by the Investor making the following payments to the Company on or before each of the relevant payment dates set out below:

Subscription Shares	Payment amount	Payment date
First Tranche Shares	$350,000	First Tranche Completion Date
Second Tranche Shares	$4,300,000	Second Tranche Completion Date

3.3	Issue of Subscription Shares

Subject to the receipt of the requisite payment from the Investor under clause 3.2 and any application for Shares required under clause 4(c), at each Completion the Company must:

(a)	issue the relevant Subscription Shares to the Investor;

(b)	issue a notice in accordance with sections 708A(5) and (6) of the Corporations Act to ASX in respect of the relevant Subscription Shares;

(c)	apply to ASX for quotation of the relevant Subscription Shares; and

(d)	arrange for the despatch of a holding statement in respect of the relevant Subscription Shares.

3.4	Termination of obligation of Investor to subscribe for Subscription Shares

(a)	If Condition 1 in respect of the First Tranche Shares has not been satisfied or waived by 31 August 2012, the obligation of the Investor to subscribe for the First Tranche Shares will terminate.

(b)	If the Conditions in respect of the Second Tranche Shares have not been satisfied or waived by 3 September 2012, the obligation of the Investor to subscribe for those Shares will terminate.

4	Investor nominee

(a)	The Investor may nominate a person to be issued the Subscription Shares by providing written notice to the Company within five Business Day of the date of this document.

(b)	If the Investor does not make a nomination under clause 4(a), the Investor will be the person to be issued the Subscription Shares.

(c)	If the Investor does make a nomination under clause 4(a) then, before the date set for each Completion under clause 3.2, the Investor must provide a written application for Shares from the nominee to the Company in respect of the Subscription Shares to be issued to the nominee at that Completion.

5	Provision of information

From the date of this document, the Investor must:

(a)	afford to the Company, the Company’s legal representatives and any other parties appointed by the Company reasonable access to such documents, records and other information (subject to any existing confidentiality obligations owed to third parties) and such reasonable co-operation as the Company, the Company’s legal representatives and any other parties appointed by the Company reasonably require for the purpose of preparing the explanatory memorandum and notices convening the shareholders’ meetings required to consider and approve any of the resolutions described in the Conditions (including information in relation to any nominee of the Investor under clause 4); and

(b)	as soon as reasonably practicable provide the Company, the Company’s legal representatives and any other parties appointed by the Company with any information reasonably requested by them (including information in relation to any nominee of the Investor under clause 4).

6	Warranties

6.1	Warranties

(a)	The Company acknowledges that the Investor has entered into this document in reliance on the Company’s representations and warranties set out in clauses 6.2 to 6.4.

(b)	The Company gives to the Investor the representations and warranties set out in clauses 6.2 to 6.4 to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation and warranty.

(c)	The Company shall immediately notify the Investor upon becoming aware of any breach or representation or warranty given by the Company under this document.

(d)	Each of the representations and warranties in clauses 6.2 to 6.4 are given as at the date of this document.

6.2	Corporate power and authority

(a)	The Company:

(i)	is a body corporate validly existing under the laws of its place of incorporation or establishment; and

(ii)	has the corporate power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document.

(b)	This document is a valid and binding obligation in accordance with its terms and conditions.

(c)	Neither the execution nor performance of this document nor any transaction contemplated under this document will violate in any material respect any provision of:

(i)	any judgement binding on the Company;

(ii)	the company’s constituent documents; and

(iii)	any applicable law binding on the Company.

6.3	Official quotation

(a)	The Company is admitted to the official list of ASX and its Shares are quoted by ASX.

(b)	The Company is in compliance in all material respects with the ASX Listing Rules.

6.4	Solvency

None of the following has occurred in relation to the Company or any of its Subsidiaries:

(a)	no resolution for their winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(b)	no winding up application has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind them up in insolvency;

(c)	no composition or arrangement has been entered into with any of their creditors;

(d)	no demand has been received under section 459E of the Corporations Act;

(e)	no receiver or other controller (as that expression is defined in the Corporations Act) has been appointed to them or any of their material assets;

(f)	none of the entities are externally administered bodies corporate (as that expression is defined in the Corporations Act);

(g)	no distress, execution or other similar order or process has been levied on any of their material property or assets; and

(h)	none of the entities has received from the Australian Securities & Investments Commission any notice or warning of possible cancellation of registration of the Company which cannot be rectified within seven Business Days of receipt.

7	Termination

7.1	Right of termination

Either party may terminate this document by written notice to the other party at any time if:

(a)	the other party fails to comply with any material term of this document that is capable of remedy and following notice from the first party fails to remedy the non-compliance by two Business Days after such notice; or

(b)	the other party fails to comply with any material term of this document and the non-compliance is incapable of remedy.

7.2	Effect of termination

If this document is terminated:

(a)	the parties are released from their obligations to further perform this document, other than clause 10; and

(b)	each party retains the rights it has against any other party in respect of any past breach.

8	Acknowledgements by the Investor

(a)	The Investor acknowledges that it has received a copy of the letter included in the annexure in relation to the risks associated with subscribing for and holding Shares.

(b)	The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Subscription Shares, and has so evaluated the merits and risks of such investment.

(c)	The Investor has had the opportunity to be advised by advisors of his choice to assist him to evaluate the merits and risks of the prospective investment in the Subscription Shares.

(d)	The Investor is able to bear the economic risk of an investment in the Subscription Shares and is able to afford a complete loss of such investment.

(e)	The Investor acknowledges the Company is in a fragile financial situation and an investment in the Company at this time is highly speculative and may result in the complete loss of such investment.

9	Notices

9.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

9.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail;

(d)	sent by fax to the party’s current fax number for notices; or

(e)	emailed to the email address last notified by the addressee.

9.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially:

Company

Delivery address	29 Sudbury Street, Darra, Queensland 4076 Australia

Postal address	PO Box 3221, Darra, Queensland 4076 Australia

Fax	+61 7 3147 8610

Attention	Managing Director

Email	Ifinniear@metalstorm.com

with a copy to Corrs Chambers Westgarth:

Delivery address	Level 34 Waterfront Place, 1 Eagle Street, Brisbane, Queensland 4000 Australia

Postal address	GPO Box 9925, Brisbane, Queensland 4001 Australia

Fax	+61 7 3228 9444

Attention	Teresa Handicott / Stephanie Daveson

Email	teresa.handicott@corrs.com.au and stephanie.daveson@corrs.com.au

Investor

Delivery address	2, rue Wilson, L-2732, Luxembourg

Postal address	2, rue Wilson, L-2732, Luxembourg

Fax	+ 352 24 87 33 81

Attention	Alain Mestat

Email	denis.bour@luxinvest.lu

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

9.4	Communications by post

Subject to clause 9.6, a communication is given if posted:

(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.

9.5	Communications by fax

Subject to clause 9.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

9.6	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

9.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 9 or in accordance with any applicable law.

10	General

10.1	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

10.2	Amendment

This document may only be varied or replaced by a document executed by the parties.

10.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

10.4	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

10.5	Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

10.6	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

10.7	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws applicable in Queensland.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

10.8	Assignment

(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported dealing in breach of this clause is of no effect.

10.9	Liability

An obligation of two or more persons binds them separately and together.

10.10	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

10.11	Entire understanding

(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

10.12	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

Schedule

Conditions

1.	The Company obtaining any necessary shareholder approval under ASX Listing Rule 7.1 for the issue of the relevant tranche of Subscription Shares.

2.	The Company obtaining shareholder approval under section 611 Item 7 of the Corporations Act for the issue of the Second Tranche Shares.

Executed as an agreement

Executed by Metal Storm Limited	)
)

/s/ Brett Farmer		/s/ Lee Finniear
Company Secretary		Director

Brett Farmer
Name of Company Secretary		Lee Finniear
(print)

Executed by Luxinvest Capital	)
Advisors S.A.	)

/s/ Alain Mestat
Alain Mestat
Principal

Annexure

Metal Storm Limited ABN 99 064 270 006 PO Box 3221 Darra Qld 4076 Tel: +61 (0) 7 3123 4700 Fax: +61 (0) 7 3217 0811 Web Site: www.metalstorm.com Email Address: msau@metalstorm.com

11 March 2012

Luxinvest Capital Advisors S.A.

2 rue Wilson, L-2732,

Luxembourg,

Grand Duchy of Luxembourg

Attention: Mr Alain Mestat

Dear Mr Mestat

Risks associated with subscribing for and holding shares in Metal Storm

Thank you for your expression of interest to participate in a subscription of shares in Metal Storm Limited (Metal Storm or Company).

This letter highlights some specific risk factors involved in an investment in Metal Storm at this time. You should carefully consider the following risk factors before entering into the subscription agreement with the Company.

Overview of risks

In addition to risks that relate to business and holding shares in general, the risks associated with an investment in Metal Storm include risks that relate directly to the Company’s business.

Some of these risks can be mitigated by the use of safeguards and appropriate controls. However, many are outside the control of the Company and cannot be mitigated.

An investment in shares may result in the complete loss of value of such investment. Shares carry no guarantee in respect of profitability, return of capital or the price at which they will trade on ASX.

Risk of failing to raise funds required

The Company’s financial situation remains fragile and if the Company does not have reasonable grounds to believe that it will be able to complete the share subscriptions with you before its cash reserves are exhausted, the Company will be required to appoint an administrator.

No priority in a winding-up

In any winding-up of the Company, shareholders will rank behind secured and unsecured creditors of the Company. For example, shareholders will rank behind holders of convertible notes (Notes) (Note Holders) and any present or future lenders to the Company.

If the Company is wound up, shareholders will only have a right to receive a return of capital after all of the Company’s creditors have been paid in full. In the event of a shortfall of funds on a winding-up of the Company, shareholders will not receive a return of capital at all.

Existing obligation to repay Note Holders

The Company may not have generated sufficient revenue to repay the Notes by their maturity date, being 1 March 2015. If production commences, the Company will have additional cash flow to assist in payment of expenses. This may also lead to a favourable effect on the share price which may encourage Note Holders to convert their Notes into shares. However, a further re-financing of the Notes or an additional capital raising may be required at that time to repay the Notes.

In addition, the Company may seek to exploit business opportunities that will require it to raise additional capital from equity or debt sources. In particular, developing and commercialising new technology and products to develop its business could require a significant commitment of additional resources that could, in turn, require the Company to obtain additional funding. The Company may also require further funds to pursue regulatory clearances, prosecute and defend its intellectual property rights, develop marketing capabilities and fund operating expenses.

Transferability of shares

The trading price of the Company’s shares on ASX has recently dropped to $0.001, the lowest tradeable price on ASX. Given that a price rise of a minimum of 100% is required for the Company’s share price to increase (ie to $0.002), this may affect the transferability and liquidity of the Company’s shares.

Yours faithfully

Lee J Finniear

Managing Director and CEO